Exhibit 10.42

CONSULTING AGREEMENT

This Consulting Agreement (“Consulting Agreement”) is entered into by and between Howard Zauberman (“you”) and Cogentix Medical, Inc., (“Cogentix”), a Delaware corporation with its principal place of business in Minnetonka, Minnesota.

WHEREAS, you have significant experience and knowledge with respect to identifying strategic opportunities for Cogentix’s Industrial and Airway Management business;

WHEREAS, Cogentix believes it would be to its advantage to retain your services on the terms and subject to the conditions set forth herein; and

WHEREAS, based on the foregoing, you and Cogentix desire to enter into this Consulting Agreement to set forth the terms and conditions under which you will serve as an independent contractor providing consulting services to Cogentix in exchange for compensation as outlined below.

NOW, THEREFORE, in consideration of the mutual promises contained in this Consulting Agreement, you and Cogentix agree as follows:

1.          TERM. This Consulting Agreement will commence on March 2, 2017 and will continue until terminated pursuant to Section 7 herein (the “Term”). The Term is referred to as the “Consulting Period.”

2.          INDEPENDENT CONTRACTOR STATUS. You will be an independent contractor during the Consulting Period. As an independent contractor, you will be solely responsible for satisfying your obligations to Cogentix and will control the manner in which your services are delivered. You will use your own tools and equipment in providing such services.

3.          SERVICES. You will provide the following services and deliverables during the Consulting Period:

a.          Provide services for business development, using criteria that Cogentix provides;

b.          After 20 hours of service pursuant to this Consulting Agreement, prepare and submit an initial written report to Cogentix; and

c.          After 40 hours of service pursuant to this Consulting Agreement, or after you have completed your services pursuant to this Consulting Agreement, whichever is earlier, prepare and submit a final report to Cogentix.

4.          COMPENSATION.

a.          During the Consulting Period, you will be paid $250 per hour for your services.

Initials:

b.          You will prepare bi-weekly invoices of your consulting services to present to Cogentix.

5.          TAXES AND WITHHOLDING. As an independent contractor, you agree and acknowledge that you will be responsible for paying all applicable federal, state, and local taxes and withholdings. You will be responsible for providing Cogentix with an accurate tax-payer ID number or for completing a Form W-9 upon request.

6.          NO BENEFITS. As an independent contractor, you agree and acknowledge that you are not entitled to participate in any medical, dental, vision, or other benefits under any of Cogentix’s employee benefits plans.

7.          TERMINATION. You or Cogentix may terminate this Consulting Agreement at any time, for any reason, upon 5 business days’ written notice.

8.          OTHER BUSINESS OPPORTUNITIES. During the Consulting Period, you may enter into agreements with other entities to provide consulting services and to pursue and engage in other business opportunities, provided that such activities do not create a conflict of interest with Cogentix.

9.          WORK MADE FOR HIRE. All notes, reports, promotional materials, and other work product that you create in performing services pursuant to this Consulting Agreement that are protected by copyright are “works made for hire” for which Cogentix is the “author” (as such terms are defined by the United States Copyright Act of 1976, as amended). Cogentix will exclusively own the copyright in all such works upon their creation. To the extent that any aspect of such work product is found as a matter of law to not be a “work made for hire” as contemplated above, you hereby irrevocably and unconditionally assign to Cogentix all right, title, and interest worldwide in and to such work product and all intellectual property rights thereto. You further agree that Cogentix is and will remain the exclusive owner of all Proprietary Documents (as defined below), whether created by you, Cogentix, or either or both in conjunction with any third party. “Proprietary Documents” include all documents, acquired at the expense of Cogentix, or through the labor of Cogentix’s employees, including forms, informational summaries, memoranda, notes, buyer information, documents, or other writings that you make, compile, acquire, or receive during the Term.

10.       CONFIDENTIALITY. You agree to respect all confidences of Cogentix and to not, directly or indirectly, divulge any Confidential Information (as defined below) or trade secrets to any unauthorized person within Cogentix, or to any individual outside of Cogentix, without the express permission of an officer of Cogentix. You further agree to cooperate in all efforts to see that the confidentiality of the information with which you deal, and to which you have access, will be maintained. “Confidential Information” is any information that you acquire in the course and scope of providing services for Cogentix that (a) should reasonably be understood as confidential from the nature of the information and/or circumstances under which it is disclosed or (b) that Cogentix identifies as “confidential,” either verbally or in writing. “Confidential Information” also means any notes, analyses, compilations, studies, interpretations, memoranda, or other documents that you or Cogentix prepare that contain, reflect, or are based upon, in whole or in part, Confidential Information.

Initials:

11.       CONTROLLING LAW. This Consulting Agreement will be governed by and interpreted in accordance with the laws of the State of Minnesota, without regard to choice of law provisions. To the extent that any clause or provision of this Consulting Agreement is determined to be invalid or unenforceable, such clause or provision will be deleted, and the validity and enforceability of the remainder of this Consulting Agreement will be unaffected.

12.        VENUE. The venue for any action arising out of or relating to this Consulting Agreement will be exclusively in the State of Minnesota. You and Cogentix consent to the exclusive jurisdiction of the courts of the State of Minnesota, County of Hennepin, and the United States District Court for the District of Minnesota.

13.       NON-ASSIGNABILITY. You understand and agree that this Consulting Agreement is personal to you. You may not assign or delegate the duties, rights, or obligations set forth herein to any other person without Cogentix’s prior written consent.

14.       SURVIVAL.  The provisions of Sections 5, 6, 9, 10, 11 and 12 shall survive the Term.

15.       ENTIRE AGREEMENT. This Consulting Agreement contains all understandings and agreements between you and Cogentix regarding the subject of this Consulting Agreement. This Consulting Agreement supersedes and replaces any prior correspondence or documents evidencing negotiations between you and Cogentix, whether written or oral, and any and all understandings, agreements or representations by or among you and Cogentix, whether written or oral, that may have related in any way to the subject matter of this Consulting Agreement. Any change or addition to this Consulting Agreement must be in writing and signed by both you and Cogentix.

16.       REPRESENTATION. You agree and acknowledge that you have received and read this Consulting Agreement, that the provisions of this Consulting Agreement are understandable to you, and that you fully appreciate and understand the meaning of the terms of this Consulting Agreement and their effect. You agree that no promise or inducement has been offered to you, except as set forth in this Consulting Agreement, and that you are signing this Consulting Agreement without reliance upon any statement or representation by Cogentix or any representative or agent of Cogentix, except as set forth in this Consulting Agreement. You agree and acknowledge that you have entered into this Consulting Agreement freely and voluntarily.

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Initials:

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement by their signatures below.

Dated: March 2, 2017	/s/ Howard Zauberman
Howard Zauberman

Dated: March 2, 2017	Cogentix Medical, Inc.

	By	/s/ Brett Reynolds

	Its	SVP and CFO